As filed with the Securities Exchange Commission on May 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNOVIVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3265960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1350 Old Bayshore Highway, Suite 400 Burlingame, California	94010
(Address of Principal Executive Offices)	(Zip Code)

Innoviva, Inc. 2026 Equity Incentive Plan

(Full title of the plan)

Pavel Raifeld

Chief Executive Officer

Innoviva, Inc.

1350 Old Bayshore Highway, Suite 400

Burlingame, California 94010

(Name and address of agent for service)

(650) 238-9600

(Telephone number, including area code, of agent for service)

Copies to:

Jared Fertman

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Innoviva, Inc. (the “Company” or “Registrant”) to register for issuance (i) 9,000,000 shares of Common Stock, par value $0.01 per share, of the Registrant (“Common Stock”), which may be issued under the Innoviva, Inc. 2026 Equity Incentive Plan (the “2026 Plan”) and (ii) such additional shares that may become issuable in accordance with the 2026 Plan to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Common Stock. The 2026 Plan was adopted by the Company’s board of directors on March 16, 2026 and approved by the Company’s stockholders on May 4, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Registration Statement will be sent or given to the participants under the 2026 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement prepared in accordance with the requirements of Form S-8 under the Securities Act or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 25, 2026 (as amended on March 27, 2026);

(b)	the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 24, 2026 (as amended and supplemented); and

(c)

the description of the Company’s Common Stock, which is contained in Exhibit 4.9 to the Company’s Annual Report on Form 10-K filed on February 19, 2020, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendment or any report subsequently filed with the Commission for the purpose of updating this description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Second Amended and Restated Bylaws (as amended and restated effective January 1, 2023) provide for mandatory indemnification of its directors and officers and those serving at the Registrant’s request as directors, officers, employees or agents of other organizations to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. The Registrant’s Second Amended and Restated Bylaws also provide for advancement of expenses incurred in defending any proceeding for which indemnification is applicable in advance of its final disposition, subject to an undertaking to repay such amounts if it is ultimately determined that the indemnitee is not entitled to indemnification. The rights to indemnification and advancement of expenses are contract rights under the Registrant’s Second Amended and Restated Bylaws. The Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the laws of the State of Delaware, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or are incorporated herein by reference.

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date/Period End Date	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation	8-K	99.2	April 28, 2016

4.2	Amended and Restated Bylaws, amended and restated as of January 1, 2023	8-K	3.1	January 4, 2023

5.1	Opinion of Willkie Farr & Gallagher LLP				X

23.1	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1)				X

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm				X

24.1	Power of Attorney (included on the signature page of this Registration Statement)				X

99.1	Innoviva, Inc. 2026 Equity Incentive Plan	DEF 14A	Appendix A	March 24, 2026

107*	Filing Fee Table				X

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California on May 4, 2026.

Innoviva, Inc.

By:	/s/ Pavel Raifeld
Pavel Raifeld
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pavel Raifeld, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pavel Raifeld Pavel Raifeld	Chief Executive Officer (Principal Executive Officer)	May 4, 2026

/s/ Stephen Basso Stephen Basso	Chief Financial Officer (Principal Financial Officer)	May 4, 2026

/s/ Marianne Zhen Marianne Zhen	Chief Accounting Officer (Principal Accounting Officer)	May 4, 2026

/s/ Mark DiPaolo Mark DiPaolo, Esq.	Director	May 4, 2026

/s/ Jules Haimovitz Jules Haimovitz	Director	May 4, 2026

/s/ Sarah Schlesinger Sarah Schlesinger, M.D.	Director	May 4, 2026

/s/ Derek Small Derek Small	Director	May 4, 2026